Exhibit 8.1

September 12, 2017

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Anchor Bancorp, Inc.

1600 Utica Avenue South, Suite 400

St. Louis Park, Minnesota 55416

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special tax counsel to Old National Bancorp, an Indiana corporation (“Old National”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 12, 2017 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock without par value of Old National to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of August 7, 2017 (the “Merger Agreement”), by and between Old National and Anchor Bancorp, Inc. (“Anchor”) and pursuant to which Anchor will merge with and into Old National (the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined and relied upon the accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Merger Agreement,

2.	the Registration Statement, and

3.	such other documents, certificates, and corporate records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed the Merger Agreement and such other documents, certificates and records are duly authorized by and enforceable against parties other than Old National.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Old National and Anchor, including those set forth in letters dated as of the date hereof from an officer of each of Old National and Anchor (the “Representation Letters”), and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that no underlying facts or conditions will have changed that would preclude us from rendering our opinion pursuant to Sections 7.01(i) and 7.02(h) of the Merger Agreement, each as of the Effective Time. In addition, our opinion is subject to the qualifications, conditions, assumptions and discussion set forth under the heading “United States Federal Income Tax Consequences” in the Registration Statement.

In rendering our opinion, we have assumed the following:

1.	the Merger will be consummated in accordance with the terms of the Merger Agreement, which are as described in the Registration Statement, and that none of the terms and conditions contained therein have been or will be waived or modified in any respect prior to the Effective Time;

2.	the Merger Agreement, the Registration Statement and such other documents and records that we have considered accurately reflect all the material facts relating to the Merger; and

3.	the Registration Statement accurately describes the business operations and the anticipated future operations of Old National and Anchor.

Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by Old National and Anchor. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) or in the manner in which the transactions described herein are consummated could affect the conclusions stated herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, currently published administrative pronouncements, published rulings and positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to future legislative or administrative change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the accuracy of the conclusions expressed herein. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. Our opinion is based solely on the documents we have examined, the additional information we have obtained related to the Merger, the assumptions we have made and representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or any such additional information or any such assumptions or representations are, or later become, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use, excise or other tax consequence that may result from the Merger, or transactions related or proximate thereto or any other transaction.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “United States Federal Income Tax Consequences”: (1) we are of the opinion that under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the discussion set forth in the Registration Statement under the heading “United States Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Anchor common stock.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm under the heading “United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/Krieg DeVault LLP

Krieg DeVault LLP

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